EXHIBIT 10.22

                               March 8, 1996

Mr. George A. Mealey
105 Riverwood Drive
Covington, LA  70433


Dear George:

     This will confirm the agreement between the undersigned, Freeport McMoRan Copper & Gold Inc. (the "Company"), and you with respect to the provision by you of certain consulting services to the Company and its subsidiaries and corporate affiliates.

     1. From the date hereof through March 1, 1999 (the "Consulting Term"), you agree to serve as a consultant to the Company. In your capacity as a consultant, you will provide to the Company, subject to the instruction and direction of its executive officers, consulting advice related to the businesses, operations and prospects of the Company. You agree to devote such of your time, skill, labor and attention to the performance of any consulting services requested by the Company hereunder as may be necessary for you to render the prompt and effective performance thereof, provided that it is generally understood that you shall only be required to devote yourself to the performance of such duties to the extent contemplated by paragraph 2(vi) of this letter.

     2. It is understood and agreed with respect to your undertaking to provide the consulting services described herein, that:

     (i) you will perform such consulting services as an independent contractor to, and not as an agent (except in any capacity as an elected officer or director) or employee of, the Company or any of its subsidiaries or affiliates, and that, as an independent contractor, you shall have the sole and exclusive right to control and direct the details incident to any consulting services required to be provided hereby;

     (ii) this agreement shall not be deemed or construed to create a partnership, a joint venture, a principal and agent relationship, or any other relationship between you and the Company that would create liability for the Company for your actions;

     (iii) nothing herein contained shall be construed as giving you any right to be elected or appointed an officer or director of the Company or of any of its subsidiaries or corporate affiliates or to retain any such position during the Consulting Term or any extension thereof;

     (iv) except as otherwise authorized in writing by the Chief Executive Officer of the Company, you will not (A) represent or hold yourself out to others that you are an employee or agent of the Company or any of its subsidiaries or corporate affiliates, or (B) have any authority to negotiate or execute any agreements, contracts or commitments on behalf of, or otherwise binding upon, the Company or such subsidiary or corporate affiliate other than such authority which derives from your occupying the position of an elected officer or director of the Company or any of its subsidiaries or corporate affiliates;

     (v) the executive officers of the Company or the subsidiary or corporate affiliate seeking your consulting services will, insofar as it is reasonably practicable, consider your convenience in the timing of their requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance hereunder of such services;

     (vi) subject to the provisions of the foregoing clause (v), during the Consulting Term you will make yourself available for the performance of services hereunder on a half-time basis, it being understood that the term "half-time" shall be deemed to refer to, on the average, a 20-hour work week for 52 weeks a year during the Consulting Term.

     3. As an independent contractor of the Company, you acknowledge and agree that, except as otherwise specifically provided herein,

     (i) you will not be entitled to any insurance, pension, vacation or other benefits customarily afforded to employees of the Company;

     (ii) you will not be treated by the Company as an employee for purposes of any federal or state law regarding income tax withholding or for purposes of contributions required by any unemployment, insurance or compensatory program; and

     (iii) you will be solely responsible for the payment of any taxes or assessments imposed on you on account of the payment of the consulting fee to, or performance of consulting services by, you pursuant to this agreement.

     4. During the term hereof, you agree that you will not, without the prior written consent of the Company, (i) render any services, whether or not for compensation, to other individuals, firms, corporations or entities in connection with any matters that may involve interests adverse to the Company or any of its subsidiaries or affiliates, or (ii) engage in any business or activity detrimental to the business or interests of the Company or any of its subsidiaries or affiliates.

     5. You acknowledge and agree that any inventions or discoveries, whether or not patentable, which you may make (either alone or in conjunction with others) as a result of performing services hereunder shall be the sole and exclusive property of the Company. You agree to communicate to the Company or its representatives all facts known to you concerning such matters, and to execute any documents or instruments necessary to transfer to the Company any inventions or discoveries to which the Company may become entitled under this agreement, and should the Company decide to patent any such invention or discovery, you will assist in the preparation of patent applications and execute and assign such patent applications, and execute such other documents, as may be necessary.

     6. You acknowledge and agree to comply with the confidentiality and other provisions set forth in Appendix A to this Agreement, the terms of which are incorporated by reference into, and made a part of, this Agreement.

     7. In the event of a breach or threatened breach by you of Sections 5 or 6 of this agreement during or after the term hereof, the Company shall be entitled to injunctive relief restraining you from violating such paragraphs. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity it may have in the event of your breach or threatened breach of this agreement.

     8. For the consulting services provided by you hereunder during the Consulting Term, the Company agrees:

          (i) to pay to you an annual consulting fee of $630,000, such fee to be payable monthly in arrears in $52,500 amounts, it being understood by you that the amounts payable to you pursuant to this Consulting Agreement shall be in full satisfaction of any compensation to which you would otherwise be entitled as a director of the Compay or any of its subsidiaries or affiliates, with you hereby relinquishing any claim to such amounts;

          (ii) to reimburse you for, or advance to you, all reasonable out-of-pocket travel and other expenses incurred by you at the request of the Company in connection with your performance of services hereunder. Such expenses will be reimbursed or advanced promptly after your submission to the Company of expense statements in such reasonable detail as the Company may require;

          (iii) to make available to you secretarial assistance and a suitable office at the Company's headquarters, for which you will pay to the Company a monthly amount of $2,500, such amount to be paid no later than the 15th day of each month;

          (iv) to make available to you, at no additional charge, an annual physical, a parking space, access to the executive dining room and fitness center, payment of City Energy Club dues, and corporate membership privileges at Metairie Country Club.

     9. Nothing in this agreement shall affect in any way any of your previously accrued and vested pension or other rights or benefits under any of the plans or agreements of the Company.

     10. (i) The term of this agreement shall be the Consulting Term, subject to any earlier termination of your status as a consultant pursuant to the terms of subparagraph (ii) of this paragraph. Following the expiration of the Consulting Term or earlier termination of this agreement, each party shall have the right to enforce all rights, and shall be bound by all obligations, of each party that are continuing rights and obligations under the terms of this agreement;

          (ii) This agreement may be terminated, upon notice given in the manner provided in paragraph 12 hereof, prior to the expiration of the Consulting Term:

               (A) by the mutual written consent of the Company and you;

               (B) by the Company, upon your death, or your physical or mental incapacity;

               (C) by the Company in the event of your (1) wilful failure to perform substantially the consulting services contemplated hereby, (2) breach of any of the other covenants of this agreement, or (3) engaging in gross misconduct detrimental to the Company.

               (D) by the Company for any other reason.

If this agreement is terminated by the Company prior to the expiration of the Consulting Term for any reason other than those set forth in subpararaphs 9(ii)(A), (B) or (C) above, then the Company shall pay in a lump sum in cash within 30 days of such termination, the aggregate amount of previously unpaid consulting fees that you would have earned had you served as a consultant through the expiration of the Consulting Term.

     11. It is hereby understood and agreed that the Company shall indemnify you for serving at the request of the Company as an elected officer or director of any of its subsidiaries or affiliates to the fullest extent permitted by applicable law, and the determination as to whether you have met the standard required for indemnification shall be made in accordance with the articles and bylaws of the applicable entity and with applicable law. It is further understood and agreed that while serving in such capacity you will be covered by the Company's directors and officers insurance policy.

     12. Any notice or other communication required hereunder shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day hereafter, and shall be addressed as follows:

          If to the Company, addressed to:

          Mr. Richard C. Adkerson
          Executive Vice President
          Freeport-McMoRan Copper & Gold Inc.
          1615 Poydras Street
          New Orleans, Louisiana 70112

          If to you:

          Mr. George A. Mealey
          105 Riverwood Drive
          Covington, Louisiana  70433

or such other address to which either party shall have notified the other in writing.

     13. This agreement is personal to you and the Company and its subsidiaries and shall not be assignable by either party without the prior written consent of the other. This agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. This agreement contains the entire understanding between the Company and you with respect to the subject matter hereof. This agreement may not be amended, modified or extended otherwise than by a written agreement executed by the parties thereto.

Please confirm that the foregoing correctly sets for the agreement between the Company and you by signing and returning to the Company one of the enclosed copies of this letter.

                                       Very truly yours,

                                       /s/ Richard C. Adkerson

                                       Richard C. Adkerson
                                       Executive Vice President
                                       Freeport-McMoRan Copper & Gold Inc.

I hereby confirm that the foregoing correctly sets forth the agreement between Freeport McMoRan Copper & Gold Inc. and myself.


                                          /s/ George A. Mealey
                                       -----------------------------------
                                       George A. Mealey

Dated:  March 8, 1996